EXHIBIT 10.2

Ceridian HCM Holding Inc.

2023 Management Incentive Plan (“MIP”)

Cash & Performance Stock Units

The MIP is a short-term incentive plan designed to drive company results related to certain key financial metrics. Participants in the MIP are active eligible employees (“Participant”) of Ceridian HCM Holding Inc. and its subsidiaries (“Ceridian”) who play a key role in Ceridian accomplishing its objectives and as further described under the heading “Eligibility” below. The Board of Directors of Ceridian HCM Holding Inc. (“Board”) and the Compensation Committee of the Board (the “Committee”) have approved the MIP for the performance period January 1, 2023 - December 31, 2023 (“Performance Period”), including the Incentive Components as set forth herein. The Board and/or Committee will consider the achievement of the Incentive Components to determine whether any calculated payments will be made to participants in the MIP.

Incentive Components (1) (defined in the attached Appendices)

•
Cloud Revenue
•
Adjusted EBITDA
•
Sales Per Employee Per Month Annual Contract Value (“Sales PEPM ACV”)
•
Certain Individual Metric(s), applicable to certain Participants (“Individual Component”)

A Participant’s Individual MIP Target (as defined below) is 50% in the form of cash (the “Cash MIP”) and 50% in the form of performance stock units (“PSUs”) granted under the terms of the Ceridian HCM Holding Inc. 2018 Equity Incentive Plan, as amended (“2018 EIP”), and the applicable PSU award agreement (the “PSU MIP”). Achievement of the Incentive Component(s) for Threshold, Target, and Maximum Conditions are set forth in the table below; each component is treated independently for payout. Failure to satisfy a Threshold Incentive Component will result in no payout for that component of the MIP. If at least one Threshold Incentive Component is met, a Participant will receive a payout under the MIP. The Board and/or the Committee may, in its discretion, adjust the payout under the Cash MIP.

EMPLOYEE’S INDIVIDUAL MIP TARGET				MEASUREMENT OF INCENTIVE COMPONENTS
% of MIP Target	Payment Type	Incentive Component	Incentive Component Weighting (1)	Threshold(2)		Target(2)(3)		Maximum(2)(4)
				Achievement	Incentive Component Payout %	Achievement	Incentive Component Payout %	Achievement	Incentive Component Payout %
50%	Cash MIP	CLOUD REVENUE	33.3%	97.5% of Target	50%	100% of Target	100%	102.5% of Target	150%
		ADJUSTED EBITDA	33.3%	95% of Target	50%	100% of Target	100%	105% of Target	150%
		SALES PEPM ACV	33.3%	91% of Target	50%	100% of Target	100%	106% of Target	200%
50%	PSU MIP	CLOUD REVENUE	33.3%	97.5% of Target	50%	100% of Target	100%	102.5% of Target	150%
		ADJUSTED EBITDA	33.3%	95% of Target	50%	100% of Target	100%	105% of Target	150%
		SALES PEPM ACV	33.3%	91% of Target	50%	100% of Target	100%	106% of Target	200%
(1)
The Incentive Components for certain senior executives will be Cloud Revenue; Adjusted EBITDA; Sales PEPM ACV; and, if applicable, the Individual Component. See Appendices for the definitions and the percentage allocation pertaining to all Incentive Components for certain senior executives.
(2)
Payments for Cloud Revenue, Adjusted EBITDA, Sales PEPM ACV, and any Individual Component achievement between Threshold and Target and between Target and Maximum will be determined on a straight-line basis (i.e., linearly interpolated).
(3)
Target for each of the Incentive Components has been approved by the Committee on February 27, 2023 and the Board on February 28, 2023.

(4)
The maximum total combined Incentive Component Payout may not exceed 167%, except as indicated in the appendices. The Maximum payout level for each of the Cloud Revenue, Adjusted EBITDA and Sales PEPM ACV Incentive Component (the “Corporate Incentive Components”) shall only apply if all Corporate Incentive Component metrics meet or exceed the threshold level of achievement. Should one or more of the Corporate Incentive Component metrics fall below the Threshold level of achievement, the other Corporate Incentive Component metric(s) will be calculated without regard to the Maximum payout level on that component, with payout for that component extrapolated on a straight-line basis. In such case where one or more of these metrics fall below the Threshold level of achievement, and the payout would have otherwise been below 100% if not for disregarding the Maximum payout level, the maximum total combined Corporate Incentive Component Payout may not exceed 100%.

Eligibility

•
The MIP applies to Participants designated by Ceridian and approved by management in its sole discretion.
•
The Cash MIP element is governed by the General Terms and Conditions of the Ceridian Incentive Plans (hereinafter the “Terms and Conditions”) including but not limited to the definition of “Active Employment”.
•
Proration for the Cash MIP and PSU MIP is based on the participant’s date of eligibility and duration of active employment in the Performance Period. The terms of the 2018 EIP and the PSU award agreement will govern the PSU grant.
•
Participants who meet one of the following criteria are not eligible to participate in the PSU MIP and will be instead eligible for the Cash MIP at 100% of the Individual MIP Target:
o
Total annual MIP incentive target is less than USD $10,000
o
Total annual incentive target is not fully assigned to MIP metrics (i.e. their annual incentive target is weighted a fraction MIP and a fraction of a separate non-MIP incentive plan)
o
Hired on/or after February 10, 2023
o
Reside in a country other than Australia, Canada, Germany, India, Mauritius, New Zealand, Philippines, Singapore, Thailand, UK, or US; or
o
Individuals who are on a Leave of Absence at time of PSU MIP grant is issued
•
Ceridian retains the right to amend these eligibility criteria in its sole discretion

Plan Payment Opportunity

•
Ceridian offers no employee any guarantee of any expectation of receiving an incentive or any incentive payment under the MIP.
•
Participants have been provided their individual MIP target, as a percentage of their base salary or a fixed dollar amount (“Individual MIP Target”).
•
Cash MIP. Subject to the overarching exercise of discretion, as noted herein, any Cash MIP payment will be determined using the employee’s base salary as of December 31, 2023. (Note: In the event of an increase in a Participant’s Target due to a promotion or other pay increase, the additional amount will be eligible for the Cash MIP at 100%).
•
PSU MIP. The number of PSUs awarded to the Participant under the 2018 EIP will be determined using the Participant’s Individual MIP Target, as of the date of grant, with a 10% premium. The vesting conditions for the PSU MIP will be determined based on the Incentive Component results as outlined in the PSU award agreement and issued within 45 days of the certification date by the Committee and/or Board.
o
If participants do not accept their PSU award agreement within 120 days, they will forfeit their shares and the PSU MIP portion of their annual target (50%) will be forfeited for the 2023 plan year.
•
Notwithstanding anything herein to the contrary, Ceridian retains the overarching discretion to modify, deny or decrease an employee’s MIP payment as it deems fit in its sole discretion based on the employee’s performance and/or disciplinary record.

Termination Provisions

Details of MIP eligibility, plan payments and termination provisions of the Cash MIP can be found on the attached Terms and Conditions document.

For specific terms and conditions of the PSU’s as it relates to termination, refer to the 2018 EIP.

Entire Agreement

This document represents the entire agreement related to the MIP. The terms of the PSU award are set forth in the 2018 EIP and the PSU award agreement; copies of which and other information pertaining to the 2018 EIP have been provided to the Participant. The MIP replaces all prior agreements or representations with respect to the MIP. Neither the Participant nor Ceridian rely upon, or regard as material, any representation (oral or in writing) not expressly included in this document.

APPENDIX A

Definitions

Adjusted EBITDA

Adjusted EBITDA is defined as net income (loss) before interest, taxes, depreciation, and amortization, as adjusted to exclude: net income (loss) from discontinued operations; non-cash charges for asset impairments; gain (loss) on assets and liabilities held in a foreign currency other than the functional currency of a company subsidiary; share-based compensation expense and related employer taxes; non-business as usual severance charges; restructuring consulting fees; significant acquisitions or disposals and related transaction costs; as well as other non-recurring charges, subject to board approval. Float revenue will be included based on using average SRP budget yield rates and actual volume for calculation. Adjusted EBITDA will be presented on constant currency basis (using budgeted currency rates)

Cloud Revenue

Cloud revenue, presented on a constant currency basis, is primarily generated from solutions that are delivered via two Cloud offerings, Dayforce and Powerpay.

•
Dayforce includes global HR, payroll, benefits, workforce management, and talent management on web and native iOS and Android platforms. Dayforce revenue is primarily generated from monthly recurring fees charged on a PEPM basis, generally one-month in advance of service. Dayforce also includes outsourced human resource solutions to certain Dayforce customers, including Stand Alone Tax. Also included within Dayforce revenue is implementation, staging, and other professional services revenue; revenues from the sale, rental, and maintenance of time clocks; revenue from the sale of third-party services; and billable travel expenses for Dayforce Customers, and Wallet Interchange fee revenue.
•
Powerpay revenue is primarily generated from recurring fees charged on a per-employee, per-process basis from small market Canadian customers.

These values are as adjusted to exclude significant acquisitions or disposals; subject to board approval. Float revenue will be included based on using average SRP budget yield rates and actual volume for calculation.

Sales PEPM ACV	Sales PEPM includes DF PEPM SaaS, DF PEPM Managed, ICP PEPM, Powerpay recurring, MHR recurring, Fulfillment Services, Clocks Software Subscriptions, Tax Recurring and Education recurring

Appendix B

2022 Named Executive Officers MIP Weighting

Metric	D. Ossip(2)	L. Turner(2)	N. Heuland(2)	C. Armstrong(2)
Cloud Revenue	33.3%	33.3%	25.0%	18.75%
Adjusted EBITDA	33.3%	33.3%	25.0%	18.75%
Sales PEPM ACV	33.3%	33.3%	25.0%	43.75%
Organizational Efficiencies[1]	-	-	12.5%	9.375%
Organizational Efficiencies – Finance Org. [1]	-	-	12.5%	-
Incremental Growth Plans[1]	-	-	-	9.375%

(1) Payout Opportunity:

Incentive Component	Threshold		Target		Maximum(2)
	Achievement	Incentive Component Payout %	Achievement	Incentive Component Payout %	Achievement	Incentive Component Payout %
Organizational Efficiencies	60.6% of Target	50%	100% of Target	100%	>100% of target	100%
Organizational Efficiencies – Finance Org.	<100% of target	0%	100% of Target	100%	>100% of target	100%
Incremental Growth Plans	70.0% of target	50%	100% of Target	100%	120% of target	150%

(2)
The maximum total combined Incentive Component Payout may not exceed:
a.
For Messrs. Ossip, Armstrong, and Ms. Turner, 167%
b.
For Ms. Heuland, 150%

APPENDIX C

Definitions for Individual Component for 2022 Named Executive Officers

Metric	NEO	Definition
Organizational Efficiencies	C. Armstrong N. Heuland (overall and finance)

Employee costs (salary, benefits and labor-related overhead expenses) from January 1, 2023 to December 31, 2023 measured in USD in constant Currency (total of functional labor & benefit expense). Functional level in line with SRP target and budget ownership.

Incremental Growth Plans	C. Armstrong

Total revenue earned in 2023 from specifically named incremental revenue opportunities identified below; Rate Sheet Price Increase (price impact only across full business including Dayforce managed and SaaS, Stand Alone Tax, Powerplay and Bureau), Legacy Price increases (including Redwood Freedom), Cloud Monetization including charging for environment and cloud services, APJ incremental revenue plan, Revenue Leakage Initiative, new offerings (Support & Services, Tiered Managed, Integrations pricing), Stand Alone Tax Revenue Growth Plan, 3rd Party Cloud revenue plan. Detailed definitions noted below.